Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Superior Energy Services, Inc.:

We consent to the use of our reports dated February 22, 2018, with respect to the consolidated balance sheets of Superior Energy Services, Inc. and subsidiaries (the “Company”) as of December 31, 2017 and 2016, and the related consolidated statements of operations, comprehensive loss, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2017, and the related notes and financial statement schedule (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2017, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Houston, Texas

February 26, 2018